Exhibit 99.1

For Immediate Release	Contact: John A. Stiles John A. Stiles & Assoc. LLC 314-994-0560

AuthentiDate Holding Corp. Announces
Decline In Losses For Its Fiscal First Quarter

SCHENECTADY, N.Y.—(BUSINESS WIRE)—Nov. 12, 2003—AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that revenue for the quarter ended September 30, 2003 was $3,271,223 compared to $5,464,576 for the same quarter a year ago. The Company also announced that the net loss for the first quarter ended September 30, 2003 declined 15% to $1,700,019 or $.09 per share from a net loss of $1,994,866 or $.10 per share compared to the first quarter ending September 30, 2002.

Cash used in operating activities totaled $619,173 for the three months ended September 30, 2003 compared to $5,189,117 used in operating activities for the year ended June 30, 2003. The Company’s cash balance increased from $3,460,446 to $4,635,853 from June 30, 2003 to September 30, 2003 mainly due to the issuance of $2,470,000 of convertible debentures.

The Company further explained that the reason for the sales decline was a reduction in low margin hardware sales by the Company’s DJS Marketing Group subsidiary. Revenue for the AuthentiDate segment which includes AuthentiDate, Inc., AuthentiDate International AG and Trac Medical Solutions, Inc. increased on a year-over-year basis from $200,257 to $207,272. The DocStar Division realized a decrease in sales from $1,503,700 to $1,225,201.

The AuthentiDate segment experienced a smaller loss this year compared to last, $1,093,468 versus $1,380,897, 21% improvement. DocStar and DJS had a reduction in segment profit of $117,029 and $50,605, respectively. The Company stated that it believed the sales decline and resulting profit reduction in DocStar during the first quarter is due in part to seasonality during the summer months and delayed purchase decisions from end-user customers. The Company said it did not expect this weakness to continue.

The Company attributed the sales decline within DJS to a reduction in low margin hardware sales from one large corporate customer. Corporate other income also benefited from the recording of $732,000 in miscellaneous income due to the settlement with the Empire State Development Corp. on the development grant. Offsetting this additional income was non-cash interest expense from the amortization of debt discount in the amount of $300,000.

“These results demonstrate progress toward improving the overall financial strength of the Company, however, we intend to continue to work and improve on these results,” stated John Botti, AuthentiDate’s Chairman and CEO. “We look forward to being able to report on the progress of our AuthentiDate business going forward and we believe there are some exciting opportunities ahead of us.”

The following table is a condensed Statements of Operations and Balance Sheet for AuthentiDate Holding Corp. A more detailed explanation is detailed in the Company’s SEC filings.

AuthentiDate Holding Corp. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For Three Months Ended
	September 30, 2003	September 30, 2002

Net sales	$3,271,223	$5,464,576

Cost of goods sold	2,044,940	4,164,643

Gross profit	1,226,283	1,299,933

Selling, general and administrative expenses	2,697,073	2,916,838
Product development costs	579,540	580,585

Operating loss	(2,050,330)	(2,197,490)

Other income (expense)

Interest expense	(457,456)	(44,164)
Interest and other income	789,863	331,248
Equity in net loss of affiliated companies	—	(82,378)

Loss before income taxes	(1,717,923)	(1,992,784)

Income tax (expense)/benefit	17,904	(2,082)

Net loss	(1,700,019)	(1,994,866)

Preferred Stock Dividends	(52,952)	(57,259)

Loss applicable to common shareholders	(1,752,971)	(2,052,125)

Weighted average number of shares	20,435,657	19,640,641

Net loss per common share	($0.09)	($0.10)

AuthentiDate Holding Corp. and Subsidiaries
Condensed Consolidated Balance Sheet

	(Unaudited) September 30, 2003	June 30, 2002

Current Assets:
Cash and cash equivalents	$4,635,853	$3,460,446
Accounts receivable	1,938,754	3,642,221
Due from related parties	3,524	2,279
Inventories:
Finished goods	60,150	129,986
Purchased components & raw material	248,918	63,115
Prepaid expenses and other current assets	51,737	69,248

Total current Assets	6,938,936	7,367,295

Property and equipment, net	3,679,260	3,764,846

Other assets:
Software development costs, net	292,073	355,082
Goodwill	12,795,501	12,795,501
Patent costs, net	267,100	277,406
Other intangible assets	157,392	189,479
Deferred financing fees	518,816	268,935
Other assests	80,469	27,296

Total Assets	$24,729,547	$25,045,840

Current Liabilities:
Accounts payable	$1,366,965	$1,436,943
Accrued expenses and other liabilities	2,325,775	2,772,710
Line of credit	160,684	877,863
Current portion of long-term debt	218,811	218,811
Current portion of obligations under capital leases	96,477	112,520
Income taxes payable	6,664	24,843

Total current liabilities	4,175,376	5,443,690
Convertible debentures	3,798,311	3,316,815
Long-term debt, net of current portion	1,276,729	1,331,129
Deferred grant	268,000	1,000,000
Obligations under capital leases, net of current portion	61,097	85,556

Total liabilities	9,579,513	11,177,190

Total shareholders’ equity	15,150,034	13,868,650

Total liabilities and shareholders’ equity	$24,729,547	$25,045,840

About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells a complete line of proprietary document imaging products. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical uses the AuthentiDate service in the medical supply business.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

###